Exhibit 99.1

RETEK ANNOUNCES MANAGEMENT CHANGES

MINNEAPOLIS — Sept. 27, 2002 — Retek Inc. (Nasdaq: RETK) has announced changes in its management team effective today.

     John Goedert, chief operating officer at Retek, will reassume responsibilities for research and development; a role previously held by Jeremy Thomas, chief technology officer, who has retired.

     Duncan Angove has been named vice president of strategy. Angove will be responsible for strategy and direction of the company’s products. The company’s chief strategy officer, David Bagley, has resigned to pursue other opportunities.

     “Both David and Jeremy played a major role in the growth and development of the company,” said Steve Ladwig, Retek’s president and CEO. “On behalf of Retek, I’d like to thank them for their many contributions and wish them well in their future endeavors.”

About Retek Inc.

Retek Inc. (Nasdaq: RETK) is the leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers including Tesco, Best Buy, Gap Inc., Sainsbury’s, Eckerd Corp. and Selfridges use Retek solutions. On the net: Retek at http://www.retek.com.

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Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners. Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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